DATED

16 October 2017

SHARE PURCHASE AGREEMENT

between

Mr Richard Lilley

and

Department of Coffee and Social Affairs Limited

CUBISM LAW

1 Plough Place | London | EC4A 1DE

T 020 7831 0101 | F 020 7831 0001 | DX 477 London Chancery Ln

CONTENTS

CLAUSE

SCHEDULE

This agreement is dated 16 October 2017

Parties

(1) Richard Lilley of 18B Newman Street, London, W1T1JD (**Seller**)

(2) Department of Coffee and Social Affairs Limited incorporated and registered in England and Wales with company number 06988963 whose registered office is at 6 Newburgh Street, London, England, W1F 7RQ (**Buyer**)

BACKGROUND

(A) The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1. **Interpretation**

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the accounts of the Company for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date.

Accounts Date: 31 March 2017

Business: the business carried on by the Company, namely the operation of 4 coffee shops out of leasehold properties owned by the Company in central London or any part of it.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer's Holding Company: Docasa Inc. incorporated in the USA with headquarters at 1901 North Roselle Road Suite 800 Schaumburg, IL 60195 United States

Buyer's Solicitor: Cubism Law 1 Plough Place London EC4A 1DE (ref: DS)

CA 2006: the Companies Act 2006.

Claim: a claim for breach of any of the Warranties.

Company: Tapped and Packed Ltd, a company incorporated and registered in England and Wales with company number 06964995, whose registered office is at Glanford

House, Bridge Street, Brigg, North Lincolnshire, DN20 8NF, further details of which are set out in Schedule 1.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: 01 November 2017.

Consideration: the consideration payable by the Buyer for the Sale Shares satisfied by the issue of the Consideration Shares as more particularly defined in clause 3.1 below.

Consideration Shares: the 1,546,875 of Ordinary Shares in the Buyer's Holding Company to be allotted and issued to the Seller in accordance with clause 3 in consideration for the sale of the Sale Shares.

Consultancy Agreement: the consultancy agreement to be entered into by the parties the outline terms of which are attached at Appendix A and will be agreed by the parties in final form prior to Completion

CTA 2010: the Corporation Tax Act 2010.

Director: each person who is a director or shadow director of the Company, as set out in Schedule 1.

Director's Loan: means the director's loan from Mr Richard Lilley to the Company from time to time.

Director's Loan Sum: means the amount outstanding under the director's loan from Mr Richard Lilley to the Company being, at the date of this agreement, £175,000.

Disclosed: fairly disclosed (with sufficient details to identify the nature, impact and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the documents contained in the online Data Room maintained by Cubism Law with reference 41590003 as at the date of this agreement the index of which is in the agreed form and , annexed to the Disclosure Letter.

Disclosure Letter: the letter, in agreed form, from the Seller to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.

Employee: has the meaning given in paragraph 14.1 of Part 1 of Schedule 3.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a **member of the Group**.

HSBC Facility: the existing loan facility entered into by the Company and HSBC Bank PLC on 16 August 2017.

Intellectual Property: patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world

Interim Period: the period from (and including the date of this agreement up to (and including) the Completion Date

ITEPA: Income Tax (Earnings and Pensions) Act 2003

Personal Guarantee: the personal guarantee given by the Seller to HSBC Bank PLC up to the Personal Guarantee Limit as security for the Company's obligations under the HSBC Facility.

Personal Guarantee Limit: £93,000

Properties: the land and buildings of the Company as described in Schedule 5 (or any part or parts of them).

Restricted Business: the business of operating coffee shops or any other business carried on by the Company at any time in the period of 12 calendar months prior to the Completion Date.

Sale Shares: the 100 Ordinary shares of £1 each in the Company, all of which have been issued and are fully paid.

Seller's Solicitor: Andrew Sandars of Westbrook Advisors (ref: AS)

Supplemental Disclosure Letter: means a further version of the Disclosure Letter (if required), Disclosing any matters during the Interim Period, in agreed form, to be delivered to the Buyer prior to Completion.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto

VATA: Value Added Tax Act 1994

Warranties: the warranties set out in Schedule 3.

1.2 References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3 The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.4 This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective successors and permitted assigns, and references to a **party** shall include that party's successors and permitted assigns.

1.5 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6 A reference to a **holding company** or a **subsidiary** means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a) another person (or its nominee), by way of security or in connection with the taking of security; or

(b) its nominee.

1.7 Unless expressly provided otherwise in this agreement, a reference to **writing** or **written** includes fax and email.

1.8 Any words following the terms **including, include**, **in particular**, **for example** or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.9 References to a document in **agreed form** are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.10 Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

2. **Sale and purchase**

At Completion, the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights attached or accruing to them.

3. **Consideration**

3.1 The Consideration for the Sale Shares shall be satisfied by the Buyer's Holding Company allotting and issuing on Completion to the Seller, credited as fully paid, the Consideration Shares at a share price of ($0.64) per share.

4. **Consideration Shares**

4.1 The Consideration Shares, subject to clause 4.2 below, shall rank pari passu within all respects with the existing ordinary shares in the capital of the Buyer's Holding Company, including the right to receive all dividend or other distribution of the Buyer's Holding Company declared, made or paid after the Completion Date (save that they shall not rank for any dividend or other distribution of the Buyer's Holding Company declared, made or paid by reference to a record date before the Completion Date.

4.2 The Seller undertakes to the Buyer that he shall not, during the period 12 months following Completion (the **Lock-in Period**), sell, transfer or otherwise dispose of, or create any Encumbrance over, any of the Consideration Shares (or any interest in them), or enter into any agreement to do so.

4.3 For the purposes of Clause 4.1, the Consideration Shares shall include:

(a) Any shares held by the Seller arising out of the consolidation, conversion or subdivision or any of the Consideration Shares; and

(b) Any shares acquired by reference to the Consideration Shares, whether by way of a bonus or rights issue, pre-emption right or otherwise or in exchange or substitution for any of the Consideration Shares.

5. **Director's Loan Sum**

5.1 The Buyer shall pay the Director's Loan Sum to the Seller at Completion.

5.2 In consideration of the payment of the Director's Loan Sum in accordance with clause 5.1, the Seller unconditionally, irrevocably and absolutely assigns to the Buyer all of the Seller's rights, title, interest and benefits in and to the Director's Loan with effect from Completion.

5.3 The Buyer and the Seller shall execute and deliver to Company a notice of assignment in the form set out in Part 1 of Appendix B within two Business Days of the date of this agreement and shall procure that each addressee of such notice promptly provides an acknowledgement of the Buyer's interest to the Seller and the Buyer in the form set out in Part 2 of Appendix B.

5.4 The parties agree that from Completion the Seller no longer has any rights in relation to the Director's Loan.

6. **Completion**

6.1 Completion shall take place on the Completion Date at the offices of the Buyer's Solicitor.

6.2 At Completion the Seller shall comply with its obligations listed in Part 2 of Schedule 2.

6.3 Subject to the Seller complying with clause 6.2, at Completion, the Buyer shall:

(a) pay the Director's Loan Sum in accordance with clause 5.1;

(b) procure the issue of the Consideration Shares to the Buyer on the Completion Date; and

(c) provide:

(i) a signed acknowledgement of any Supplemental Disclosure Letter;

(ii) a certified copy of the resolutions adopted by the Buyer's board of directors approving the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion; and

(iii) The Consultancy Agreement duly executed on behalf of the Buyer.

6.4 The Buyer shall provide to the Seller:

(a) a duly sealed share certificate in respect of the Consideration Shares issued to the Seller in accordance with clause 4.1 no later than 3 weeks following the Completion Date and;

(b) evidence of the Seller's name in the Buyer's Holding Company's register of members as the holder of such Consideration Shares from the Completion Date within 3 Business Days of the Completion Date.

6.5 All payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the account details specified by the Seller to the Buyer's solicitor prior to Completion. Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligation to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

7. **Consultancy Agreement**

The parties shall enter into the Consultancy Agreement at Completion.

8. **Warranties**

8.1 The Seller warrants to the Buyer that, except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement.

8.2 The Seller further warrants and represents to the Buyer that each of the Warranties will be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting, and any reference made to the date of this agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

8.3 The Seller shall not (and shall procure that the Company shall not) do anything during the Interim Period that would be materially inconsistent with any term of this agreement including any of the Warranties, breach any Warranty or cause any Warranty to be untrue, inaccurate or misleading.

8.4 The Seller shall, at all times during the Interim Period, comply with its undertakings and obligations set out in Part 1 of Schedule 2.

8.5 If at any time during the Interim Period the Seller becomes aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, it shall promptly:

(a) notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b) if requested by the Buyer, use all reasonable endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

8.6 Without prejudice to any right to claim on any other basis, or to take advantage of any other remedies available to it, in the event of a successful Claim, the Buyer may at its sole discretion have the option to reclaim the number of Consideration Shares equal to the value of the Claim from the Seller on the basis of the value per Consideration Share as at the Completion Date.

8.7 In the event of a successful Claim, the Seller hereby irrevocably and by way of security for its obligations under clause 8.6 appoints the Buyer as its attorney to execute, on the Seller's behalf, a transfer of the Consideration Shares in favour of the Buyer (or as the

Buyer directs) and to execute such other documents and do all such other acts as may be necessary to transfer title to the Consideration Shares to the Buyer (or as it directs).

8.8 Warranties qualified by the expression **"to the best of the Seller's knowledge, information and belief"** or **"so far as the Seller is aware"** (or any similar expression) are deemed to be given based on the actual knowledge of the Seller after he has made due and careful enquiries of the Company's professional advisers and all persons he would reasonably have been expected to make enquiries of to provide the Warranties.

8.9 Each of the Warranties is separate and, unless expressly provided otherwise, is not limited by reference to any other Warranty or any other provision in this agreement.

8.10 Save as provided in Clause 8.11, the provisions of Schedule 5 limit the liability of the Seller in relation to any Claim.

8.11 Nothing in this Clause 8 or Schedule 5 applies to exclude or limit the liability of the Seller:

(a) to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Seller, its agents or advisers;

(b) in respect of a breach of any of the warranties in paragraphs 1.1, 1.2, 2.2, 2.3 and 2.4 of Part 1 of Schedule 3.

8.12 At the date of this agreement and on the basis of the information Disclosed to the Buyer by the Seller, the Buyer is not aware of any actual or proposed Claim.

9. Post-completion restrictions on the Seller

9.1 Subject to clause 9.3 below, the Seller undertakes to the Buyer that it shall not do any of the following in any capacity, whether on its own behalf, or on behalf of, or jointly with, any other person:

(a) at any time during the period of 12 months from Completion, within 2 miles of any Property, carry on or be concerned, engaged or interested in, or in any way assist, a Restricted Business; or

(b) at any time during the period of 12 months from Completion employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from the Company, any person who is employed or engaged by the Company in a managerial, sales or technical role.

9.2 Each undertaking in clause 9.1 is a separate undertaking by the Seller and shall be enforceable separately and independently by the Buyer. Each such undertaking is

considered fair and reasonable by the parties in order to assure the Buyer the full benefit of the Business and goodwill of the Company.

9.3 The provisions of clause 9.1 shall not apply to the Seller's engagement by the Company under the terms of the Consultancy Agreement.

10. **HSBC Facility**

10.1 The parties agree and acknowledge that the HSBC Facility will continue for the benefit after the Company following Completion.

10.2 In consideration of the Seller remaining bound and for such period of time as he shall remain bound by his obligations under the Personal Guarantee, the Buyer shall indemnify the Seller up to the Personal Guarantee Limit against all payments made by the Seller under the Personal Guarantee.

10.3 The parties agree that the Buyer and Seller will use reasonable endeavours to release the Seller from his obligations from the Personal Guarantee as soon as reasonably practicable following Completion and procure alternative reasonable security if required however a substitute personal guarantee shall not be deemed to be an alternative reasonable security.

11. **Confidentiality and announcements**

11.1 Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a) the Seller shall not at any time disclose to any person (other than its professional advisers) the terms of this agreement or any trade secret or other confidential information relating to the Company or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b) subject to clause 11.2, neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement without the prior written consent of the other party.

11.2 The Buyer may, at any time after the date of this agreement, announce its acquisition of the Sale Shares to any employees, investors, clients, customers or suppliers of the Company or any other member of the Buyer's Group.

12. **Further assurance**

At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and

perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

13. **Assignment**

Neither party shall assign, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the other party.

14. **Entire agreement**

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

15. **Variation and waiver**

15.1 No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.2 No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

15.3 Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

16. **Notices**

16.1 A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand, or sent by pre-paid first class post or another next working day delivery service, in each case to that party's registered office, or sent by fax to that party's main fax number (or to such other address or fax number as that party may notify to the other party in accordance with this agreement).

16.2 Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause 16 have been satisfied) if delivered by hand, at the time the notice is left at the address, or if sent by fax, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business

hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

16.3 A notice given under this agreement is not valid if sent by email.

16.4 This clause 16 does not apply to the service of any proceedings or other documents in any legal action.

17. **Severance**

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

18. **Third party rights**

This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

19. **Governing law and jurisdiction**

19.1 This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

19.2 Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of the Company

Registered name:	Tapped and Packed Ltd
Registration number:	06964995
Place of incorporation:	England and Wales
Registered office:	Glanford House, Bridge Street, Brigg, North Lincolnshire, DN20 8NF
Issued share capital:	**Amount:** £100 **Divided into:** 100 Ordinary shares of £1 each
Registered shareholder (and number of Sale Shares held):	Richard Lilley- 100 Ordinary shares of £1 each
Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A
Directors and shadow directors:	Richard Lilley
Secretary:	Turner Warren & Co LLP
Auditor:	Turner Warren & Co LLP
Registered charges:	1 Fixed and floating charge over all assets in favour of HSBC Bank plc dated 22 /08/16 2 Rent deposit deed containing charge of moneys in favour of Peter Shiakallis (as landlord) in respect of the lease of 193 Wardour Street London dated 3/08/12

Schedule 2 Interim Period

Part 1

1. **CONDUCT OF BUSINESS**

The Seller shall procure that at all times during the Interim Period, the Company shall carry on the Business in the normal course and in the manner provided in Part 2**Error! Reference source not found.** of this Schedule 2.

2. **MATTERS SUBJECT TO BUYER'S CONSENT**

The Seller shall procure that, except with the prior written consent of the Buyer, the Company shall not during the Interim Period (and shall not agree to):

(a) dispose of any material assets used or required for the operation of the Business; or

(b) allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares; or

(c) pass any resolution of its members; or

(d) appoint any person as a director; or

(e) enter into, modify or agree to terminate any contract to which the Company is a party; or

(f) incur any capital expenditure on any individual item borrow any sum; or

(g) make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business; or

(h) enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms; or

(i) declare or pay any dividend or make any other distribution of its assets; or

(j) make any alterations to the terms of employment (including benefits) of any of Director or officers or employees; or

(k) other than to the extent required to comply with a legislative requirement, amend any agreements or arrangements for the payment of pensions or other benefits on retirement to any of its current or former employees or directors (or any of their dependants); or

(l) provide any non-contractual benefit to any Director, officer, employee or their dependants; or

(m) dismiss any of its employees or employ or engage (or offer to employ or engage) any person; or

(n) create any Encumbrance over any of its assets or its undertaking; or

(o) give any financial or performance guarantee, or any similar security or indemnity; or

(p) commence, settle or agree to settle any legal proceedings relating to the Business; or

(q) incur any liability to the Seller (or any person Connected with the Seller), other than trading liabilities incurred in the normal course of the Business; or

(r) enter into any agreement (or modify any subsisting agreement) with any trade union, or any agreement that relates to any works council; or

(s) vary the terms on which it holds the Properties or settle any rent review; or

(t) make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

(u) permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3. **SELLER'S OBLIGATIONS**

At all times during the Interim Period, the Seller shall:

3.1 use their best endeavours to maintain the trade and trade connections of the Company;

3.2 give to the Buyer, as soon as possible, full details of any material change in the Business, financial position or assets of the Company;

3.3 subject to the Buyer's consent, pay any creditors as and when such payments fall due;

3.4 provide details of all payments to creditors to the Buyer at the Buyer's request;

3.5 promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company, and such access to its books and records, as the Buyer may require from time to time; and

3.6 not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company's Group to terminate their employment.

Part 2 Completion

Seller's Completion obligations

1. **Documents to be delivered at Completion**

At Completion, the Seller shall deliver to the Buyer:

(a) a transfer of the Sale Shares, in agreed form, executed by the Seller in favour of the Buyer;

(b) the share certificates for the Sale Shares or an indemnity, in agreed form, for any lost or damaged certificates;

(c) the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for the Company and confirmation of the Company' authentication code for online filing at Companies House;

(d) Any Supplemental Disclosure Letter, duly executed by the Seller;

(e) the Consultancy Agreement, duly executed by the Seller;

(f) the letter of resignation of the Seller as director of the Company with effect from Completion, duly executed by the Seller;

(g) a letter signed by the Seller confirming he is no longer a Person with Significant Control from Completion

(h) any papers or other documents relating to the Company that are in the Seller's possession;

(i) Bank account statement showing the balance in the Company's bank accounts at Completion.

(j) the signed director's resolution, in agreed form, of the board meeting (i) approving the transaction, and the matters referred to therein and any other documents to be delivered by the Seller at Completion; (ii) appointing Mr Matthew Gill and Ms Ashley Lopez as directors; held by the Company pursuant to paragraph 2 of this Schedule 2.

2. **Completion board meeting**

The Seller shall execute a director's resolution of the Company at Completion at which the matters set out in the agreed form directors resolutiondelivered pursuant to paragraph 1(h) of this Schedule shall take place.

Schedule 3 Warranties

Part 1 General Warranties

1. Power to sell the Sale Shares

1.1 The Seller has the requisite power and authority to enter into and perform this agreement and the documents referred to in it to which it is a party, and they constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.2 The execution and performance by the Seller of this agreement and the documents referred to in it to which it is a party will not breach or constitute a default under the Seller's articles of association, or any agreement, instrument, order, judgment or other restriction which binds the Seller.

2. Shares in the Company

2.1 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid, or credited as fully paid.

2.2 The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3 No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.

2.4 No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any unissued shares, debentures or other unissued securities of the Company, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

2.5 The Company:

(a) does not own, and has not agreed to acquire, any shares, loan capital or any other securities or interest in any company;

(b) has not, at any time, had any subsidiaries or subsidiary undertakings (within the meaning of section 1162 of the CA 2006);

(c) is not, and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

(d) has no branch or permanent establishment outside England and Wales.

2.6 The Company has not purchased, redeemed, reduced, repaid or forfeited any of its share capital.

3. Constitutional and corporate documents

3.1 A copy of the memorandum and articles of association of the Company have been Disclosed, and such copy documents are true, accurate and complete.

3.2 All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered.

3.3 All deeds and documents belonging to the Company (or to which it is a party) are in the Company's possession.

3.4 To the best of the Seller's knowledge, information and belief, all accounting, financial and other records of the Company (including its statutory books and registers):

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters required by law to appear in them, and comply with any applicable requirements of the CA 2006;

(c) do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company.

4. Information

4.1 The particulars set out in Schedule 1 and Schedule 4 are true, accurate and complete.

4.2 To the best of the Seller's knowledge, information and belief, all information contained in or annexed to the Disclosure Letter is true, accurate and complete.

4.3 The Seller is not aware of any other matters which would have a material effect or adverse financial effect on the value of the Sale Shares or the Business, other than matters Disclosed.

5. Compliance and consents

5.1 To the best of the Sellers knowledge, information and belief the Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations.

5.2 The Company holds all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Completion (**Consents**).

5.3 Each of the Consents is valid and subsisting, the Company is not in breach of the terms or conditions of the Consents (or any of them) and there is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.

6. Insurance

6.1 The Company maintains, and has at all material times maintained, adequate insurance cover against all losses, liabilities and risks that are normally insured against by a person carrying on the same type of business as the Business.

6.2 The policies of insurance maintained by or on behalf of the Company (**Policies**) are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed. The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or affect the renewal of any of the Policies.

6.3 There are no outstanding claims under, or in respect of the validity of, any of the Policies and there are no circumstances likely to give rise to a claim under any of the Policies.

7. Disputes and investigations

7.1 Neither the Company, nor its Director nor any other person for whose acts the Company may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 7 as **Proceedings**):

(a) any litigation, or any administrative, arbitration or other proceedings, claims, actions or hearings (except for debt collection in the normal course of business); or

(b) any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.

7.2 No Proceedings have been threatened or are pending by or against the Company, its Director or any person for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such Proceedings.

7.3 The Company is not affected by any subsisting or pending judgment, order, or other decision or ruling of any court, tribunal or arbitrator, or any governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings which remains in force.

7.4 The Seller has no claim of any nature against the Company, nor has it assigned to any person the benefit of any such claim.

8. Contracts and trading

8.1 The Company is not a party to any contract, agreement, arrangement, understanding or commitment which is of an unusual or exceptional nature, outside the ordinary course of the Business, or not on arm's-length terms.

8.2 No party is in default of any agreement to which the Company is a party, no such default has been threatened, and there are no facts or circumstances likely to give rise to any such default. No notice of termination of any such agreement has been received or served by the Company, and there are no grounds for the termination, rescission, repudiation or a material change in the terms of any such agreement.

8.3 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the (or any person connected with the Seller (within the meaning of section 1122 of the CTA 2010).

9. Effect of sale of the Sale Shares

The acquisition of the Sale Shares by the Buyer will not:

(a) cause the Company to lose the benefit of any right, asset or privilege it presently enjoys;

(b) relieve any person of any obligation to the Company, or enable any person to determine any such obligation, or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company;

(c) result in any customer, client or supplier materially reducing its business, or changing the terms on which it deals, with the Company;

(d) result in the loss of, or any default under, any Consent (as defined in paragraph 5.2 of Part 1 of this Schedule 3); or

(e) result in any officer or senior employee leaving the Company.

10. Finance and guarantees

10.1 The Disclosure Letter contains full particulars of all money borrowed by the Company and all financial facilities currently outstanding or available to the Company, including copies of all related documentation.

10.2 The Company is not party to any other financial facilities other than normal trade credit in respect of agreed payment terms with suppliers of the Company and the Seller is not aware of any pending or threatened notices or amendments in respect of such arrangements.

10.3 There are no circumstances or matters which could affect the continuance of any of the financial facilities that are currently available to the Company, or which may result in an amendment of their terms.

10.4 No Encumbrance over any of the Company's assets is now enforceable, and there are no circumstances likely to give rise to any such enforcement.

10.5 Other than the Director's Loan Sum, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller.

10.6 The Company has not factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.

10.7 No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by the Company:

(a) or any third party, in each case in respect of any indebtedness or other obligations of the Company; or

(b) in respect of any indebtedness or other obligations of any third party.

10.8 The Company has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

10.9 The debts owing to the Company as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have been realised, or will within three months after Completion realise in cash their full amount, and none of those debts has been outstanding for more than two months.

10.10 No insolvency event has occurred in relation to the Company or the Seller.

11. Accounts

11.1 The definitions in this paragraph apply in this agreement:

FRS 102: Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council of the UK and in force for the accounting period ended on the Accounts Date.

Previous Accounts: the accounts equivalent to the Accounts in respect of each of the four accounting periods immediately preceding the accounting period ended on the Accounts Date.

11.2 The Accounts:

(a) show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Accounts Date;

(b) have been properly prepared in accordance with FRS 102, using appropriate accounting policies and estimation techniques as required by section 10 of FRS 102;

(c) comply with the requirements of the CA 2006 and all other applicable laws and regulations in the UK;

(d) (save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items; and

(e) (save as the Accounts expressly disclose) have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

12. Changes since the Accounts Date

Since the Accounts Date:

(a) the Company has conducted the Business in the normal course and as a going concern;

(b) there has been no material adverse change in the turnover, financial position or prospects of the Company;

(c) no dividend or other distribution of profits or assets has been, or agreed to be declared, made or paid by the Company;

(d) the Company has not borrowed or raised any money or taken or given any form of financial security, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of £5,000;

(e) the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days; and

(f) The Company has not issued or agreed to issue any share or loan capital.

13. Assets

13.1 The assets included in the Accounts, together with any assets acquired by the Company since the Accounts Date (except for those disposed of since the Accounts Date in the normal course of business) and all other assets used by the Company in connection with the Business are:

(a) legally and beneficially owned by the Company, free from Encumbrance or any other third party right, and the Company has good and marketable title to such assets; and

(b) in the possession and control of the Company.

13.2 The plant, machinery, vehicles, office and other equipment used by the Company in connection with the Business are in satisfactory working order, have been regularly and properly maintained and are capable of doing the work for which they were designed.

13.3 Each element of the computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code) owned, used, leased or licensed by the Company in relation to the Business (**IT System**):

(a) is functioning satisfactorily and in accordance with all applicable specifications;

(b) is not, to the best of the Seller's knowledge, information and belief, defective in any respect and contains no software virus or other malware; and

(c) has sufficient capacity, scalability and performance to meet the current and foreseeable requirements of the Business as carried on at Completion.

13.4 The Company has obtained all rights from third parties that are necessary to enable it to make and continue to make exclusive and unrestricted use of the IT System for the purposes of the Business.

13.5 The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at Completion, and such assets are not shared with any other person.

14. Employment

14.1 The definitions in this paragraph apply in this agreement:

Employee: any person employed by the Company under a contract of employment.

Worker: any person who is not an Employee and who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship

14.2 No offer of employment or engagement has been made by the Company which is outstanding for acceptance, or which has been accepted but not yet commenced.

14.3 No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened, and there are no circumstances likely to give rise to such notice.

14.4 The Company is not a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, commission, profit sharing or bonus scheme).

14.5 Currently or in the last 2 years there is or has been no formal grievance, complaint, dispute, claim or legal proceedings being brought or threatened against the Company by any person currently or previously employed or engaged by the Company and the Company has not incurred any actual or contingent liability in connection with the termination of employment of any Employee, or for failing to comply with any order for the reinstatement or re-engagement of any Employee.

14.6 The Company has not made or provided, or agreed to make or provide, any payment or benefit to any of its present or former directors, Employees or Workers (or their dependants) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

14.7 There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

14.8 The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

14.9 The Company has not entered into any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

14.10 To the best of the Seller's knowledge, information and belief the Company has performed all obligations and duties it is required to perform in respect of each Employee and Worker, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise.

15. Retirement benefits

15.1 Save for the auto-enrolment obligations detailed in paragraph 15.2, the Company does not have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (**Relevant Benefits**) in respect of its current or former officers or employees (**Pensionable Employees**) and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

15.2 The Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.

15.3 No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company.

15.4 Prior to 1 October 2012, the Company facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

15.5 The Company has not discriminated against any Pensionable Employee on any grounds in providing any Relevant Benefits.

15.6 No claims or complaints have been made or are pending or threatened in respect of the provision of (or failure to provide) any Relevant Benefits by the Company in relation to any of the Pensionable Employees and there is no fact or circumstance likely to give rise to such claims or complaints.

16. Property

16.1 In this paragraph 16, **Previously-owned Land and Buildings** means any land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either:

(a) no longer owned, occupied or used by the Company; or

(b) owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

16.2 The Properties are the only land and buildings owned, used or occupied by the Company, and the Company has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings, other than the Properties.

16.3 The Company has no liability (whether actual or contingent) in respect of Previously-owned Land and Buildings, nor has it given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land and buildings.

16.4 The Company is solely legally and beneficially entitled to, and has a good and marketable title to, each of the Properties.

16.5 Where title to any of the Properties is not registered at the Land Registry, there is no caution against first registration of title and no event has occurred in consequence of which a caution against first registration of title could have been effected.

16.6 There are no insurance policies relating to any issue of title affecting the Properties.

16.7 In relation to each Property the landlord and the Company has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances of each lease and there has not been (expressly or impliedly) any waiver of or acquiescence to any breach of them.

16.8 In relation to each lease under which a Property is held (**Lease**), all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (**Lease Sums**) have been paid as and when they become due and no Lease Sums have been:

(a) set off or withheld; or

(b) commuted, waived or paid in advance of the due date for payment.

16.9 The Current Use (being the identified use for each Property as set out in Schedule 4) of each of the Properties is the permitted lawful use for the purposes of the Planning Acts. Where applicable, the Current Use of each of the Properties is in accordance with the Leases.

16.10 To the best of the Seller's knowledge, information and belief all necessary building regulation consents have been obtained both in relation to the Current Use of the Properties and any alterations and improvements to them.

6.11 All planning permissions, orders and regulations issued under the Planning Acts, and all building regulations, consents and bye laws for the time being in force have been fully complied with in relation to the Properties and there is no claim or liability (contingent or otherwise) under the Planning Acts in respect of any of the Properties, or any statutory agreement affecting any of the Properties is outstanding, nor are the Properties the subject of any outstanding or proposed notice (including but not limited to compulsory acquisition, closing, demolition or clearance of any of the Properties) and the Seller is not aware of any matter or circumstance that would lead to any such notice, order or proposal.

16.12 Each of the Properties is in a satisfactory state of repair and condition and fit for the Current Use.

16.13 No notices, complaints, disputes or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers or adjoining owners or occupiers in relation the any of the Properties, the Current Use, or any machinery, plant or equipment and the Seller is not aware of any matter which could lead to any such notice, complaint, dispute or requirement being issued or made.

17. Intellectual Property

20.1 The Company has taken all steps necessary or desirable for the fullest protection of all Intellectual Property and know-how used by it and the Company has not itself granted any rights to third parties in relation to any of its Intellectual Property.

20.2 The operations of the Company and any products or services supplied by it do not use or infringe the rights of any person or infringe any right of privacy.

20.3 The Seller is not aware of any claims or applications for registration which might be material for disclosure to the Buyer as an applicant for shares in the Company.

20.4 All Intellectual Property which is, or is likely to be, material to the business of the Company, are (or in the case of applications which have been made by or on behalf of the Company) legally and beneficially vested exclusively in the Company and valid and enforceable and not subject to any claims of opposition from any third party.

20.5 No Intellectual Property in which the Company has any interest and which is, or is likely to be, material to the business of the Company is:

(a) being (or has been) infringed, misappropriated or used without permission by any other person; or

(b) Subject to any licence, estoppel or authority or similar right in favour of any other person.

20.6 All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

(a) Disclosed;

(b) legally and beneficially vested in the Company; and

(c) valid and enforceable and not subject to any claims of opposition from any third party.

20.7 All renewal fees in respect of the registered Intellectual Property have been duly paid, and all other steps required to maintain and protect the registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

20.8 Nothing has been done, or omitted to be done, whereby any Intellectual Property owned or used by the Company have ceased (or might cease) to be valid and enforceable, or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property

20.9 No person other than the Company has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by the Company.

20.10 The Company has not knowingly disclosed or permitted to be disclosed, to any person (other than to the Investor and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or supplier

Part 2 Tax Warranties

1. The Company has duly and punctually made all returns (including land transaction returns) and given or delivered all notices, accounts and information which ought to have been made to, and is not involved in, any dispute with HM Revenue & Customs or any other governmental, state, federal, provincial, local governmental or municipal authority, body or official (**Taxing Authority**) concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to taxation and the Company is not aware of any matter which may lead to such dispute.

2. The Company has duly paid or fully provided for all taxation for which it is liable (including deferred tax, stamp duty and PAYE and National Insurance Contributions) and to the best of the Seller's knowledge, information and belief, there are no circumstances

in which interest or penalties in respect of taxation not duly paid could be charged against it in respect of any period prior to Completion.

3. The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as the Seller is aware) any other person avoiding taxation.

4. No directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in Part 7 of ITEPA.

5. No directors, employees or officers of the Company have received any securities or interests in securities in a form which is or could be treated as a "readily convertible asset" as defined in section 702 of ITEPA.

6. All directors, officers or employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and a schedule of any such directors, officers or employees and the elections entered into is attached to the Disclosure Letter.

7. All documents to which the Company is a party or which form part of the Company's title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

8. All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred at arm's length between unconnected persons and for a consideration in cash at market value.

9. The Company is registered for the purposes of the VATA (and has not at any time been treated as a member of a group of companies for such purpose). To the best of the Seller's knowledge, information and belief, the Company has complied with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and paid HMRC all amounts of VAT which it ought to have so accounted for and/or paid.

Schedule 4 Particulars of the Properties

Part 1 Particulars of the Freehold Properties

Description of the Property	N/A
Owner	
Registered/unregistered	
Title number (if registered)	
Occupier	
Current Use	

Part 2 Particulars of the Leasehold Properties

Description of the Property	Ground Floor and Basement 193 Wardour St London W1F 8ZF
Description of Lease (lease, underlease, licence, date and parties)	Lease between Peter Shiakallis and Tapped and Packed Limited dated 31 August 2012
Owner	Tapped and Packed Limited
Registered/unregistered	Registered
Title number (if registered)	NGL931968
Contractual date of termination of lease	21 August 2022
Occupier	Tapped and Packed Limited
Current Use	A1 coffee shop

Description of the Property	Ground Floor and Basement Premises 26 Rathbone Place, London W1P 1DJ
Description of Lease (lease, underlease, licence, date and parties)	Lease between Aquashore Limited and Tapped and Packed Limited dated 12 February 2010
Owner	Tapped and Packed Limited

Registered/unregistered	Registered
Title number (if registered)	NGL909130
Contractual date of termination of lease	11 February 2020
Occupier	Tapped and Packed Limited
Current Use	High end patisserie coffee bar

Description of the Property	Ground Floor Shop 114 Tottenham Court Rd W1T 5AQ
Description of Lease (lease, underlease, licence, date and parties)	Lease between C Patel and P Patel and Tapped and Packed Limited dated 28 April 2011
Owner	Tapped and Packed Limited
Registered/unregistered	Registered
Title number (if registered)	NGL918633
Contractual date of termination of lease	30 April 2021
Occupier	Tapped and Packed Limited
Current Use	A1 sandwich bar and patisserie

Description of the Property	72 Russell Square
Description of Lease (lease, underlease, licence, date and parties)	Lease between the Imperial London Hotels Limited and Tapped and Packed Limited dated 4 July 2017
Owner	Tapped and Packed Limited
Registered/unregistered	Pending registration
Title number (if registered)	n/a
Contractual date of termination of lease	3 July 2027
Occupier	Tapped and Packed Limited
Current Use	A1 coffee shop

Schedule 5

Limitation on Claims

1. **Cap:** The aggregate liability of the Seller for all Claims shall not exceed an amount equal to the value of the Consideration Shares.

2. **De Minimis:** The Seller shall not be liable for a Claim unless:

   (b) the Seller's liability in respect of such Claim (together with any connected Claims) exceeds £2,500; and

   (c) the amount of the Seller's liability in respect of such Claim, either individually or when aggregated with the Seller's liability for all other Claims (other than those excluded under clause 19.2(b)) exceeds £10,000, in which case the Seller shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in this clause 19.2(c).

   For the purposes of this clause 2, a Claim is **connected** with another Claim if the Claims arise from the same facts, events or circumstances.

3. **Time Limits:** The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

   (a) in the case of a Claim for breach of the Tax Warranties, on or before the seventh anniversary of Completion; or

   (b) in any other case, within the period of 18 months commencing on the Completion Date.

   Any Claim notified in accordance with this paragraph 3 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn 6 months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless, on or before that date, legal proceedings have been issued and served on the Seller in respect of the relevant claim.

4. **Contingent Liability:** The Seller shall have no liability in respect of a Claim if and to the extent that such claim is based upon a contingent liability unless and until such liability becomes an actual liability and provided this occurs prior to the expiry of the relevant time limit applicable to such claim as set out in paragraph 1.4.

5. **Disclosed:** The Seller shall not be liable for a Claim if and to the extent that the Claim:

   (a) arises from facts, events or circumstances that have been Disclosed; or

   (b) relates to a matter specifically and fully provided for in the Accounts.

6. **Limitation Act:** The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties.

7. **Insurance:** The Seller shall not be liable in respect of a Claim if and to the extent the Buyer (or any member of the Buyer Group) makes a successful claim and recovers under a policy of insurance in respect of the matter or circumstance giving rise to such claim.

8. **Change of law:** The Seller shall not be liable in respect of any Claim to the extent that the claim arises or the value of the claim is increased as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement.

9. **Third party recovery:** In the event that the Buyer (or any other member of the Buyer's group) is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

   (a) the Buyer shall use reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making such claim against the Seller; and

   (b) the liability of the Seller in respect of such claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum), or extinguished if the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum) exceeds the amount of the relevant claim.

10. **No double recovery:** The Buyer shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

11. **Voluntary Acts**: The Seller shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such claim arises, occurs or is otherwise attributable to, or the Sellers' liability pursuant to such claim is increased as a result of:

   (a) any voluntary act, omission, transaction or arrangement of the Buyer (or its respective directors, employees or agents) on or after Completion; or

   (b) any voluntary act, omission, transaction or arrangement carried out at the request, or with the consent of the Buyer before Completion.

12. The Seller shall not be liable in respect of any Claim to the extent that the liability pursuant to such claim comprises penalties, charges or interest arising directly or indirectly from any act, omission, transaction or arrangement of the Buyer after Completion.

13. **Conduct of Third Party Claims:** The provisions of this paragraph 14 shall apply in the event that any claim is made or threatened by any third party against the Buyer, which may reasonably be considered likely to give rise to a Claim (**Third Party Claim**).

13.1 In the event of a Third Party Claim, the Buyer shall:

(a) as soon as reasonably practicable, and in any event with 5 Business Days of the date upon which the Buyer becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Seller, specifying in reasonable detail the nature of the Third Party Claim;

(b) keep the Seller fully informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Seller (upon the Seller's reasonable request) with copies of all material information and correspondence relating to such claim; and

(c) have due regard (but shall not be obliged to adhere to) to all reasonable representations and information given by the Seller to the Buyer in relation to a Third Party Claim.

Signature

Signed by Richard Lilley

....

Richard Lilley

Signed by [NAME OF DIRECTOR] for and on behalf of Department of Coffee and Social Affairs Limited

....

Director

Appendix A

Terms of Consultancy Agreement

1. **Term of Agreement:** 12 months from Completion
2. **Termination notice:** 6 months
3. **Remuneration:** £35,000 per annum for an initial commitment of 3 days a week.
4. **Scope of work:** to be jointly defined by Ashley Lopez (CEO Docasa Inc) and the Seller.
5. **Reporting:** Seller to report directly to Ashley Lopez
6. After 6 months, a formal role may be determined (or otherwise) by Ashley Lopez and the Seller
7. If formal role determined, Seller to be included in the Buyer's senior management stock option plan independent to Consideration Shares.

Appendix B

Part 1. Form of Notice of Assignment

Tapped and Packed Limited

Dear Sirs,

Notice of assignment

We refer to the Director's Loan made to the Company by Mr Richard Lilley ("**Assignor**")of which £175,000 remains outstanding ("**Director's Loan**").

On and with effect from [DATE] the Assignor assigned to Department of Coffee and Social Affairs Limited ("**Assignee**") all its rights, title, interest and benefits in and to the Director's Loan.

All future correspondence, dealings, deliveries and payments in respect of the Director's Loan should be made to the Assignee whose details are as follows:

Department of Coffee and Social Affairs Limited

FAO Matthew Gill

6 Newburgh Street, London, England, W1F 7RQ

Please acknowledge this notice by signing and returning the attached acknowledgement to the Assignee and the Assignor.

This notice and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

Signed..

For and on behalf of the Assignor

Signed..

For and on behalf of the Assignee

Part 2

Form of Acknowledgement of Notice of assignment

[On headed notepaper of Company]

Mr Richard Lilley

18B Newman Street, London, W1T1JD

Department of Coffee and Social Affairs Limited

FAO Matthew Gill

6 Newburgh Street, London, England, W1F 7RQ

[DATE]

Dear Sirs

Acknowledgement of notice of assignment

We acknowledge receipt of the notice of assignment from Mr Richard Lilley ("**Assignor**") and Department of Coffee and Social Affairs Limited ("**Assignee**") dated [DATE] ("**Notice**") and confirm that:

(a) we have not received notice of the interest of any third party in any of the Director's Loan (as defined in the Notice);

(b) we have not claimed or exercised and have no outstanding rights to claim or exercise any security interest, set-off rights, counterclaim or otherwise relating to the Director's Loan.

We acknowledge and agree that following the assignment described in the Notice, the Assignee shall be entitled to all the Assignor's rights, title, interest and benefits in and to Director's Loan.

This acknowledgement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

Signed..

For and on behalf of Tapped and Packed Limited